EXHIBIT 16.1

January 22, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Spotlight Innovation Inc.'s Form 8 K dated January 22, 2016 and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other matters reported therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas